Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-79775), Form S-8 (File No. 333-86320), and Form S-8 (File No. 333-95997) of Lithium Technology Corporation of our report dated April 13, 2004 relating to the financial statements, which appears in this Form 10-KSB.

PricewaterhouseCoopers LLP
Philadelphia, PA
May 13, 2005